EXHIBIT 10.2

SUBORDINATED LOAN AGREEMENT

dated as of February13, 2007

between

TC PIPELINES, LP
as Borrower

and

TRANSCANADA PIPELINES LIMITED
as Lender

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated as of February 13, 2007 among, TRANSCANADA PIPELINES LIMITED, a Canada corporation (together with its successors and any permitted assigns, the “Subordinated Creditor”), TC PIPELINES, LP (the “Borrower”) and SunTrust Bank (“Administrative Agent”), to the indebtedness (including interest) owed by the Borrower pursuant to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 13, 2007, among the Borrower, Administrative Agent and the lenders from time to time party thereto, as suchAmended and Restated Revolving Credit and Term Loan Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

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SUBORDINATED LOAN AGREEMENT

THIS SUBORDINATED LOAN AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2007, by and between TRANSCANADA PIPELINES LIMITED, a Canada corporation (the “Lender”) and TC PIPELINES, LP, a Delaware limited partnership (the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender make subordinated loans in an aggregate principal amount of up to $300,000,000 to the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to make the requested subordinated loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.           Definitions.  Any capitalized term used herein without definition shall have the meaning specified in the Senior Credit Agreement.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.  For purposes of this Agreement, the Borrower will not be considered an Affiliate of the Lender.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of a Subordinated Loan.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Calgary, Canada and New York, New York are authorized or required by law to close.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 8.2.

“Default Interest” shall have the meaning set forth in Section 2.4(c).

“Deferred Interest” shall mean the amount of any accrued interest in excess of interest accrued at the Subordinated Loan Cash-Pay Interest Rate that, but for the terms of the Subordination Agreement and Section 2.4(d), would be payable by the Borrower under this Agreement (including any Default Interest).

“Event of Default” shall have the meaning provided in Article VI.

“General Partner” shall mean TC PipeLines GP, Inc. a Delaware corporation.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Great Lakes” means Great Lakes Gas Transmission Company, a Delaware corporation.

“Great Lakes Acquisition” shall mean that acquisition described in detail in the Purchase and Sale Agreement dated as of December 22, 2006 among El Paso Great Lakes Company, L.L.C., as Seller and TC GL Intermediate Limited Partnership and TransCanada PipeLine USA Ltd., as Buyers.

“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower, its Subsidiaries, Northern Border, Tuscarora and Great Lakes taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under the Subordinated Loan Documents, (iii) the rights and remedies of the Lender under any of the Subordinated Loan Documents or (iv) the legality, validity or enforceability of any of the Subordinated Loan Documents.

“Material Indebtedness” shall mean (i) Senior Debt and (ii) any other Indebtedness (other than the Subordinated Loans) of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $15,000,000.

“Maturity Date” shall mean the earlier of (i) February 13, 2014 or (ii) the date on which the outstanding principal amount of all Subordinated Loans has been declared, or automatically has become, due and payable (whether by acceleration or otherwise).

“Northern Border” shall mean Northern Border Pipeline Company, a Texas general partnership.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.2.

“Obligations” shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Subordinated Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Subordinated Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Payment Office” shall mean the office of the Lender located at 450 1st Street SW, Calgary, Alberta T2P 5H1, or such other location as to which the Lender shall have given written notice to the Borrower.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only incorporated by reference pursuant to Section 5.2, the chief financial officer, treasurer, vice president of finance or controller of the Borrower

“Senior Agent” shall mean SunTrust Bank, in its capacity as Administrative Agent under the Senior Credit Agreement, and any successor Administrative Agent under the Senior Credit Agreement.

“Senior Credit Agreement” shall mean that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 13, 2007, by and among the Borrower, the lenders from time to time party thereto, and the Senior Agent.

“Senior Debt” shall mean the “Obligations”, as such term is defined in the Senior Credit Agreement.

“Senior Lenders” shall mean the “Lenders”, as such term is defined in the Senior Credit Agreement.

“Senior Loan Documents” shall mean the “Loan Documents”, as such term is defined in the Senior Credit Agreement.

“Senior Term Loan Commitment Availability Period” shall mean the “Term Loan Commitment Availability Period”, as such term is defined in the Senior Credit Agreement.

“Subordinated Loan” has the meaning set forth in Section 2.1.

“Subordinated Loan Cash-Pay Interest Rate” shall mean 6.00% per annum.

“Subordinated Loan Commitment” shall mean the obligation of the Lender to make Subordinated Loans hereunder in an aggregate principal amount not exceeding $300,000,000.

“Subordinated Loan Commitment Availability Period” shall mean the period from the Closing Date through the last day of the Senior Term Loan Commitment Availability Period.

“Subordinated Loan Documents” shall mean, collectively, this Agreement and the Subordinated Note.

“Subordinated Loan Interest Rate” shall mean 7.50% per annum.

“Subordinated Note” shall mean a promissory note of the Borrower payable to the order of the Lender in the principal amount of the Subordinated Loan Commitment, in substantially the form of Exhibit A.

“Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement, dated as of February 13, 2007, among the Borrower, the Lender and the Senior Agent.

“TC GL Intermediate Limited Partnership” means TC GL Intermediate Limited Partnership, a Delaware limited partnership.

“TC PipeLines ILP” means TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership.

“TC PipeLines ILP Agreement” means that certain Amended and Restated Agreement of Limited Partnership relating to the formation of TC PipeLines ILP effective as of May 28, 1999, as amended, supplemented, restated or otherwise modified from time to time.

“Termination Date” the date that no portion of any Subordinated Loan remains outstanding and unpaid, no other amount is owing to the Lender hereunder or under any of the other Subordinated Loan Documents and the Subordinated Loan Commitment has terminated.

“Tuscarora” shall mean Tuscarora Gas Transmission Company, a Nevada general partnership.

Section 1.2.           Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a) of the Senior Credit Agreement; provided, that if the Borrower has notified the Senior Agent that the Borrower wishes to amend any covenant in Article VI of the Senior Credit Agreement to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Senior Agent has notified the Borrower that the Required Lenders (as defined in the Senior Credit Agreement) wish to amend Article VI of the Senior Credit Agreement for such purpose), then the Borrower’s compliance with such covenant (as incorporated herein by reference pursuant to Section 5.2, including after giving effect to any applicable proviso in Section 5.2) shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.3.           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and province or state of the Lender’s principal office, unless otherwise indicated.  All actions required to be undertaken by the Borrower under the Subordinated Loan Documents shall be undertaken by the Borrower through the General Partner.

ARTICLE II

AMOUNT AND TERMS OF THE SUBORDINATED LOANS

Section 2.1.           Subordinated Loan Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make subordinated term loans (each, a “Subordinated Loan” and, collectively, the “Subordinated Loans”) to the Borrower during theSubordinated Loan CommitmentAvailability Period in an aggregate principal amount outstanding at any time that will not result in the aggregate Subordinated Loans exceeding the Subordinated Loan Commitment.  During the Subordinated Loan Commitment Availability Period, the Borrower shall be entitled to borrow and, subject to the terms and conditions of the Subordination Agreement, prepay the Subordinated Loans in accordance with the provisions hereof, but once repaid or prepaid, Subordinated Loans may not be reborrowed.

Section 2.2.           Borrowing Procedure.  The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.2 (a “Notice of Borrowing”), each such Notice of Borrowing to be delivered prior to 3:00 p.m. (Calgary time) on the requested date of each Borrowing.  Each Notice of Borrowing shall be revocable and shall specify: (i) the aggregate principal amount of such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day).

Section 2.3.           Optional Reduction and Termination of Subordinated Loan Commitment.

(a)           Unless previously terminated, the Subordinated Loan Commitment shall terminate on the last day of the Subordinated Loan Commitment Availability Period.

(b)           By written notice (or telephonic notice promptly confirmed in writing) to the Lender, the Borrower may reduce the Subordinated Loan Commitment in part or terminate the Subordinated Loan Commitment in whole.

Section 2.4.           Repayment of Subordinated Loan.  The outstanding balance of all Subordinated Loans will be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.5.           Optional Prepayments.  Subject to the terms and conditions of the Subordination Agreement, the Borrower shall have the right at any time and from time to time to prepay any Subordinated Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender not less than two (2) Business Days prior to the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the amount to be prepaid.  If such notice is given, the amount specified in such notice will be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.6.

Section 2.6.           Interest on Subordinated Loans.

(a)           Subject to the Subordination Agreement and paragraph (d) of this Section 2.6, the Borrower shall pay interest on each Subordinated Loan at the Subordinated Loan Interest Rate.

(b)           While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall, subject to the Subordination Agreement and paragraph (d) of this Section 2.6, pay interest (“Default Interest”) at the Subordinated Loan Interest Rate, plus an additional 2% per annum.

(c)           Interest on the principal amount of all Subordinated Loans will accrue from and including the date such Subordinated Loans are made but excluding the date of any repayment thereof.  Subject to the Subordination Agreement and paragraph (d) of this Section 2.6, interest on all Subordinated Loans will be payable quarterly on the last day of each March, June, September and December.  Subject to the Subordination Agreement and paragraph (d) of this Section 2.6, all Default Interest will be payable on demand.

(d)           Notwithstanding anything to the contrary in this Agreement, so long as any Senior Debt is outstanding, the Borrower shall, subject to the Subordination Agreement, pay interest in cash on all Subordinated Loans at the Subordinated Loan Cash-Pay Interest Rate.  Such interest payments shall be made on the 16th calendar day of each May, August, November and February.  All accrued and unpaid Deferred Interest will be payable upon the earlier to occur of (i) the Maturity Date and (ii) the date that is six (6) months following the date on which the Senior Debt is paid in full.

Section 2.7.           Computation of Interest and Fees.  All computations of interest shall be made by the Lender on the basis of a year of 365 days.  Each determination by the Lender of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.8.           Payments Generally.

(a)           All payments to be made by the Borrower to the Lender hereunder shall be made to the Lender at the Payment Office.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably in accordance with the amounts of interest and fees then due hereunder and (ii) second, towards payment of principal then due hereunder.

ARTICLE III

CONDITIONS PRECEDENT TO SUBORDINATED LOANS

Section 3.1.           Conditions to Effectiveness.  The obligations hereunder of the Lender to make the Subordinated Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):

(a)           The Lender shall have received amounts due, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder or under any other Subordinated Loan Document.

(b)           The Lender (or its counsel) shall have received the following:

(i)            a counterpart of this Agreement signed by or on behalf of the Borrower or written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement;

(ii)           a duly executed Subordinated Note payable to the Lender; and

(iii)          a duly executed Notice of Borrowing.

Section 3.2.           Conditions to Subordinated Loans.  The obligation of the Lender to make each Subordinated Loan is subject to the satisfaction of the following conditions:

(A)          at the time of and immediately after giving effect to such Subordinated Loan, no Default or Event of Default shall exist;

(B)           at the time of and immediately after giving effect to such Borrowing, all representations and warranties of the Borrower set forth in the Subordinated Loan Documents (other than the representation and warranty set forth in Section 4.4(b)) shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto;

(C)           the Borrower shall have delivered the required Notice of Borrowing; and

(D)          the proceeds of such Borrowing shall be used solely to finance the Great Lakes Acquisition.

Each Subordinated Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 4.1.           Existence; Power.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.           Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of the Subordinated Loan Documents to which it is a party are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, general partner action.  This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Subordinated Loan Document to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.           Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Borrower of this Agreement, and of the other Subordinated Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Subordinated Loan Documents.

Section 4.4.           Financial Statements.

(a)           The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and the related consolidated statements of income, partners’ equity and cash flows for the Fiscal Year then ended audited by KPMG LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2006, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

(b)           Since December 31, 2005, there have been no changes with respect to the Borrower, its Subsidiaries, Northern Border and Tuscarora which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.           Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Subordinated Loan Document.

(b)           Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.           Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.           Investment Company Act, Etc.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith, except those as have been obtained or made and are in full force and effect.

Section 4.8.           Taxes.  The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary is liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.           Margin Regulations.  None of the proceeds of any of the Subordinated Loan will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U.  Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  With respect to the Plans, (a) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and (b) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, where the liability, if any, in (a) or (b) above could reasonably be expected to result in a Material Adverse Effect.

Section 4.11.        Ownership of Property.  Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)           Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)           The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts with such deductibles and covering such risks of loss or damage of the kinds customarily carried by companies in the same or similar businesses operating in the same or similar locations, which may include self-insurance, if determined by the Borrower to be reasonably prudent and consistent with business practices as in effect on the date hereof.

Section 4.12.        Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.13.        Insolvency.  After giving effect to the execution and delivery of the Subordinated Loan Documents, the making of the Subordinated Loan under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE V

AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS

Section 5.1.           Affirmative and Negative Covenants.  Until the Termination Date, the Borrower covenants and agrees that it shall comply with each of the covenants set forth in Articles V and VII of the Senior Credit Agreement, which covenants are incorporated herein in their entirety, mutatis mutandis, such that any reference in such covenants to the “Administrative Agent” shall mean, for purposes of this Article V, the Lender; provided, however, that for purposes of this Section 5.1, any references to dollar amounts in Article VII

(including after giving effect to any amendments to the Senior Credit Agreement) shall be increased by 15%.

Section 5.2.           Financial Covenants.  Until the Termination Date, the Borrower covenants and agrees that it shall comply with each of the covenants set forth in Article VI of the Senior Credit Agreement, which covenants are incorporated herein in their entirety, mutatis mutandis; provided, however, that for purposes of this Section 5.2:

(a)           The numerator in each ratio referred to in Section 6.1(a) of the Senior Credit Agreement shall be increased by 15% (including after giving effect to any amendments to the Senior Credit Agreement);

(b)           The numerator in each ratio referred to in Section 6.1(b) of the Senior Credit Agreement shall be decreased by 15% (including after giving effect to any amendments to the Senior Credit Agreement); and

(c)           Any change from time to time in the “Required Threshold” (as defined in Section 6.1(a) of the Senior Credit Agreement) shall result in a corresponding change in the “Required Threshold” under this Section 5.2 (subject always to subsection (a) of this Section 5.2).

ARTICLE VI

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Subordinated Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise and such failure shall continue unremedied for a period of five (5) days (it being understood that the failure of the Borrower to make any such payment as a result of a prohibition thereon under the Subordination Agreement shall not constitute an Event of Default); or

(b)           the Borrower shall fail to pay any interest on any Subordinated Loan or any other amount (other than an amount payable under clause (a) of this Section 6.1) payable under this Agreement or any other Subordinated Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days (it being understood that the failure of the Borrower to make any such payment as a result of a prohibition thereon under the Subordination Agreement shall not constitute an Event of Default); or

(c)           the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, or 5.3(a), Article VI or Article VII of the Senior Credit Agreement, as incorporated by reference in this Agreement pursuant to Article V of this Agreement (including after giving effect to the provisos in Sections 5.1 and 5.2 of this Agreement), and such failure shall remain unremedied for 5 days after the earlier of (i) any

Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Senior Agent or the Lender; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in the Senior Credit Agreement (other than those referred to in clause (c) above) or any other Senior Loan Document, and such failure shall remain unremedied for 35 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Senior Agent or the Lender; or

(e)           the Borrower or any of its Significant Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, (i) any Material Indebtedness (other than Indebtedness under the Senior Credit Agreement and the other Senior Loan Documents) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (iii) (A) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from an event of default under such Hedging Transaction as to which the Borrower or any of its Significant Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the value owed by the Borrower or any of its  Significant Subsidiaries as a result thereof is greater than (individually or collectively) $17,250,000 and such amount is not paid when due under such Hedging Transaction, or (B) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any of its Significant Subsidiaries is an Affected Party (as defined in such Hedging Transaction) and the value owed by the Borrower or any of its  Significant Subsidiaries as a result thereof is greater than (individually or collectively) $17,250,000 and such amount is not paid when due under such Hedging Transaction; or

(f)            the Borrower or any of its Significant Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of them or any substantial part of their property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any partnership action for the purpose of effecting any of the foregoing; or

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or their debts, or any substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of their assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 65 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)           the Borrower or any of its Significant Subsidiaries shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(i)            an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower or any of its Significant Subsidiaries in an aggregate amount exceeding $17,250,000; or

(j)            any judgment or order for the payment of money in excess of $17,250,000 in the aggregate shall be rendered against the Borrower or any of its Significant Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 35 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.1(j) if and for so long as (i) the amount of such judgment or order is covered (subject to customary deductibles) by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not denied coverage of, the amount of such judgment or order; or

(k)           any non-monetary judgment or order shall be rendered against the Borrower or any of its Significant Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 35 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)            a Change in Control shall occur or exist;

then, subject to the terms and conditions set forth in the Subordination Agreement, and in every such event (other than an event with respect to the Borrower or any of its Significant Subsidiaries described in clause (f) or (g) of this Section 6.1) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Subordinated Loan Commitment, whereupon the Subordinated Loan Commitment shall terminate immediately, (ii) declare the principal of and any accrued interest on the Subordinated Loans, and all other

Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (f) or (g) shall occur, the Subordinated Loan Commitment shall automatically terminate and the principal of the Subordinated Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

MISCELLANEOUS

Section 7.1.           Notices.

(a)           Written Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	TC PipeLines, LP c/o TC PipeLines GP 450 1st Street SW Calgary, AB T2P 5H1 Attention: Corporate Secretary Telecopy Number: (403) 920-2200

To the Lender:	TransCanada PipeLines Limited c/o TransCanada Corporation 450 1st Street SW Calgary, AB T2P 5H1 Attention: Corporate Secretary Telecopy Number: (403) 920-2200

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that any notices provided under Section 5.2 or 5.3 of the Senior Credit Agreement (as incorporated in this Agreement by reference pursuant to Article V of this Agreement) delivered to the Lender shall not be effective until actually received by such Person at its address specified in this Section 7.1.

(b)           E-Mail Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by e-mail.  Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 7.2.           Waiver; Amendments.

(a)           No failure or delay by the Lender in exercising any right or power hereunder or any other Subordinated Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Subordinated Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Subordinated Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)           No amendment or waiver of any provision of this Agreement or the other Subordinated Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)           Notwithstanding the foregoing, in the event that the Borrower and/or the required lenders under the Senior Credit Agreement agree upon a waiver or amendment of any of the terms and conditions in the Senior Credit Agreement, such waiver or amendment, if applicable, shall apply to this Agreement and the other Subordinated Loan Documents without any action on the part of the parties hereto.  The Lender agrees to execute a written waiver or amendment to memorialize any waiver or amendment effected pursuant to the preceding sentence.

Section 7.3.           Expenses; Indemnification.

(a)           Subject to the Subordination Agreement, the Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender and its Affiliates, in connection with the preparation and administration of the Subordinated Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Subordinated Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, but limited to the reasonable fees, charges and disbursements of one outside counsel for the Lender) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 7.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Subordinated Loan.

(b)           Subject to the Subordination Agreement, the Borrower shall indemnify the Lender, and each Related Party of the Lender (other than the General Partner) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Subordinated Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Subordinated Loan Document, if the Borrower has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Subject to the Subordination Agreement, the Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Subordinated Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Indemnitee or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Subordinated Loan or the use of proceeds thereof.

(e)           All amounts due under this Section 7.3 shall be payable promptly after written demand therefor.

Section 7.4.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder, and, so long as no Default or Event of Default shall have occurred and is continuing, the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower.  Any other attempted assignment or transfer by any party hereto shall be null and void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.5.           Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Subordinated Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of  the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Subordinated Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each party hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 7.5 and brought in any court referred to in paragraph (b) of this Section 7.5.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 7.1.  Nothing in this Agreement or in any other Subordinated Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 7.6.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER SUBORDINATED LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER SUBORDINATED LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.7.           Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement and the other Subordinated Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 7.8.           Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of the Subordinated Loans, regardless of any investigation made by any the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Subordinate Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Subordinated Loans or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Subordinated Loan Documents, and the making of the Subordinate Loans.

Section 7.9.           Severability.  Any provision of this Agreement or any other Subordinated Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.10.        Confidentiality.  The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any confidential information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors with a reasonable need for such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority or self-regulatory body having or claiming authority to regulate or oversee any aspect of the Lender’s business or businesses, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 9.10, or which becomes available to the Lender or any of its Related Party on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 9.10, to any actual or prospective assignee, or (vi) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 7.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information; provided that, in the case of clauses (ii) or (iii), with the exception of disclosure to regulatory authorities, the Lender agrees, to the extent practicable and legally permissible, to give the Borrower prompt prior notice so that it may seek a protective order or other appropriate remedy.

Section 7.11.        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Subordinated Loan, together with all charges and other amounts which may be treated as interest on such Subordinated Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a lender holding such a loan in accordance with applicable law, the rate of interest payable in respect of such Subordinated Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

Section 7.12.        Non-Recourse to the General Partner and Associated Persons.  The Lender agrees on behalf of itself and its successors, assigns and legal representatives, that neither the General Partner nor any Person which is a partner, shareholder, member, owner, officer, director, supervisor, trustee or other principal (collectively, “Associated Persons”) of the Borrower, the General Partner, or any of their respective successors or assigns, shall have any personal liability for the payment or performance of any of the Borrower’s obligations hereunder or under the Subordinated Note and no monetary or other judgment shall be sought or enforced against the General Partner or any of such Associated Persons or any of their respective successors or assigns.  Notwithstanding the foregoing, the Lender shall not be deemed barred by this Section 7.12 from asserting any claim against any Person based upon an allegation of fraud or misrepresentation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TC PIPELINES, LP
By: TC PipeLines GP, Inc., its General Partner

By	/s/ Mark A.P. Zimmerman
Name: Mark A.P. Zimmerman
Title: President

By	/s/ Donald J. DeGrandis
Name: Donald J. DeGrandis
Title: Secretary

TRANSCANADA PIPELINES LIMITED

By	/s/ Donald R. Marchand
Name: Donald R. Marchand
Title: Vice-President, Finance & Treasurer

By	/s/ Ronald L. Cook
Name: Ronald L. Cook
Title: Vice-President, Taxation